KPMG LLP
Chartered Professional Accountants
PO Box 10426 777 Dunsmuir Street
Vancouver BC V7Y 1K3
Canada
Telephone (604) 691-3000
Fax (604) 691-3031
Internet www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Metalla Royalty & Streaming Ltd.

We consent to the use of:

  our Report of Independent Registered Public Accounting Firm dated September 26, 2019 on the consolidated financial statements of Metalla Royalty & Streaming Ltd., which comprise the consolidated statement of financial position as at May 31, 2019, the related consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the year then ended, and the related notes; and
  our Independent Auditors' Report dated September 26, 2018 on the consolidated financial statements of Metalla Royalty & Streaming Ltd., which comprise the consolidated statement of financial position as at May 31, 2018, the related consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the year then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, incorporated by reference in the Registration Statement on Form F-10 of Metalla Royalty & Streaming Ltd.

Our Report of Independent Registered Public Accounting Firm dated September 26, 2019 refer to changes in the accounting for revenue and financial instruments as of June 1, 2018 due to the adoption by the Registrant of IFRS 15 Revenue from Contracts with Customers, and IFRS 9 Financial Instruments.

/s/ KPMG, LLP

___________________

Chartered Professional Accountants

Vancouver, British Columbia

April 28, 2020